Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 22, 2010

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2010 Results – Compared to Third Quarter 2009:

•	Continued profitability with net earnings of $1.2 million or $0.35 per share

•	Net interest margin increased by 11 basis points

•	Mortgage lending drives 28% increase in operating noninterest income

•	Credit quality continues to compare favorably to industry peers; nonperforming assets to total assets of 2.18%

•	Strengthened loan loss reserve to 1.91% of total loans at September 30, 2010, compared to 1.42% at September 30, 2009

•	Maintained strong balance sheet with tangible common equity to total assets of 7.51%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.2 million, or $0.35 per share, for the third quarter of 2010, compared to $1.0 million, or $0.28 per share, for the third quarter of 2009. Net earnings for the first nine months of 2010 were $4.5 million, or $1.23 per share, compared to $2.2 million, or $0.60 per share, for the same period in 2009.

Third quarter 2010 operating net earnings, which excludes the effects of non-operating items such as securities gains or losses, expenses related to other real estate owned and prepayment penalties on long-term debt, were approximately $1.6 million, or $0.44 per share, compared to third quarter 2009 operating net earnings of approximately $1.2 million, or $0.32 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s third quarter 2010 results were profitable, reflecting improved net interest margin and mortgage lending income when compared to the third quarter of 2009. Despite a challenging environment for revenue growth, the Company’s operating revenues increased by seven percent during the third quarter of 2010 when compared to the third quarter of 2009.”

Net interest income (tax-equivalent) was $5.2 million for the third quarter of 2010, compared to $5.1 million for the third quarter of 2009. Net interest income (tax-equivalent) increased primarily due to net interest margin expansion. Average loans were $374.2 million in the third quarter of 2010, compared to $377.2 in the third quarter of 2009. Average total deposits were $599.7 million in the third quarter of 2010, compared to $604.0 million in the third quarter of 2009.

Nonperforming assets increased slightly on a linked-quarter basis to 2.18% of total assets at September 30, 2010, compared to 1.98% of total assets at June 30, 2010. However, the Company’s annualized net charge-off ratio declined to 0.14% in the third quarter of 2010, compared to 0.31% in the third quarter of 2009. As a result, the provision for loan losses decreased to $0.7 million during the third quarter of 2010, compared to $1.1 million in the third quarter of 2009.

-more-

Reports Third Quarter Net Earnings/page 2

Mr. Spencer continued, “The Company continued to build its allowance for loan losses during the third quarter of 2010 to 1.91% of total loans. Although reported decreases in net charge-offs and the provision for loan losses during the third quarter of 2010 are positive trends, we foresee ongoing challenges related to asset quality given the high rate of unemployment and slow economic growth nationally.”

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.7 million in the third quarter of 2010, compared to $1.3 million in the third quarter of 2009. This change is primarily due to an increase in mortgage lending income, reflecting an increase in the level of mortgage refinance activity during the third quarter of 2010 compared to the levels reported during the third quarter of 2009.

Total noninterest income, including non-operating items, was approximately $1.9 million in the third quarter of 2010, compared to $1.2 million in the third quarter of 2009. The increase in total noninterest income is primarily due to an increase in mortgage lending income and a decrease in other-than-temporary impairment charges reflected within net securities gains (losses). The Company recorded $0.3 million in other-than-temporary impairment charges in the third quarter of 2010, compared to approximately $0.8 million of other-than-temporary impairment charges in the third quarter of 2009. Other-than-temporary impairment charges relate to the Company’s investments in trust preferred securities.

Operating noninterest expense (which excludes non-operating items mentioned below) was approximately $3.7 million in the third quarter of 2010, compared to $3.4 million in the third quarter of 2009. The increase in operating noninterest expense is primarily due to an increase in salaries and benefits expense, which include commissions paid to our mortgage originators.

Total noninterest expense, including non-operating items, was approximately $4.4 million during the third quarter of 2010, compared to $3.4 million in the third quarter of 2009. The increase in total noninterest expense is primarily due to an increase in other real estate owned expense of $0.3 million, prepayment penalties on long-term debt of $0.4 million, and an increase in salaries and benefits expense of $0.2 million. The increase in other real estate owned expense primarily related to write-downs of the carrying value of certain foreclosed (OREO) properties.

In the third quarter of 2010, the Company paid cash dividends of $0.195 per share. At September 30, 2010, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $778 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control,

-more-

Reports Third Quarter Net Earnings/page 3

and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

-more-

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)*

Quarter ended September 30	Nine months ended September 30
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Results of Operations
Net interest income (a)	$5,187	$5,094	$15,581	$14,901
Less: tax-equivalent adjustment	449	432	1,324	1,195

Net interest income (GAAP)	4,738	4,662	14,257	13,706
Noninterest income	1,857	1,159	6,945	2,333

Total revenue	6,595	5,821	21,202	16,039
Provision for loan losses	730	1,100	2,930	2,350
Noninterest expense	4,366	3,421	12,811	10,898
Income tax expense	255	277	993	590

Net earnings	$1,244	$1,023	$4,468	$2,201

Per share data:
Basic and diluted net earnings:
GAAP	$0.35	$0.28	$1.23	$0.60
Operating (b)	0.44	0.32	1.11	1.28
Cash dividends declared	$0.195	$0.190	$0.585	$0.570
Weighted average shares outstanding:
Basic and diluted	3,642,701	3,644,097	3,642,896	3,645,128
Shares outstanding, at period end	3,642,718	3,644,097	3,642,718	3,644,097
Book value	$16.73	$16.03	$16.73	$16.03
Common stock price:
High	$22.00	$29.99	$22.00	$30.00
Low	18.08	22.50	16.86	18.07
Period-end:	$20.35	$24.40	$20.35	$24.40
To earnings ratio	15.78	x	28.05	x	15.78	x	28.05x
To book value	122%	152%	122%	152%
Performance ratios:
Return on average equity:
GAAP	8.31%	7.64%	10.17%	5.25%
Operating (b)	10.50%	8.60%	9.18%	11.10%
Return on average assets:
GAAP	0.64%	0.52%	0.76%	0.37%
Operating (b)	0.81%	0.58%	0.69%	0.78%
Dividend payout ratio	55.71%	67.86%	47.56%	95.00%
Other financial data:
Net interest margin (a)	2.85%	2.74%	2.87%	2.70%
Effective income tax rate	17.01%	21.31%	18.18%	21.14%
Efficiency ratio (c)	53.75%	52.86%	54.69%	53.56%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$8,776	$8,490	$8,776	$8,490
Other real estate owned	8,163	5,279	8,163	5,279

Total nonperforming assets	$16,939	$13,769	$16,939	$13,769

Net charge-offs	$129	$288	$2,244	$1,290

Allowance for loan losses as a % of:
Loans	1.91%	1.42%	1.91%	1.42%
Nonperforming loans	82%	64%	82%	64%
Nonperforming assets as a % of:
Loans and foreclosed properties	4.42%	3.52%	4.42%	3.52%
Total assets	2.18%	1.75%	2.18%	1.75%
Nonperforming loans as a % of total loans	2.34%	2.20%	2.34%	2.20%
Net charge-offs (annualized) as a % of average loans	0.14%	0.31%	0.79%	0.46%

Selected average balances:
Securities	$331,913	$346,353	$329,858	$346,014
Loans, net of unearned income	374,224	377,170	377,251	374,795
Total assets	778,979	790,885	783,100	791,403
Total deposits	599,708	604,005	601,593	598,802
Long-term debt	113,120	118,355	115,430	120,887
Total stockholders’ equity	59,900	53,584	58,595	55,949
Selected period end balances:
Securities	$322,118	$338,924	$322,118	$338,924
Loans, net of unearned income	375,098	385,448	375,098	385,448
Allowance for loan losses	7,181	5,458	7,181	5,458
Total assets	777,846	786,042	777,846	786,042
Total deposits	602,508	597,591	602,508	597,591
Long-term debt	108,335	118,355	108,335	118,355
Total stockholders’ equity	60,937	58,405	60,937	58,405

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30		Nine months ended September 30
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Net earnings, as reported (GAAP)	$1,244	$1,023	$4,468	$2,201
Non-operating items (net of 37% tax):
Securities (gains) losses, net (a)	(81)	119	(1,644)	2,440
Other real estate owned, net	169	10	781	15
Prepayment penalty on long-term debt	240	—	428	—

Operating net earnings	$1,572	$1,152	$4,033	$4,656

Net interest income, as reported (GAAP)	$4,738	$4,662	$14,257	$13,706
Tax-equivalent adjustment	449	432	1,324	1,195

Net interest income (tax-equivalent)	$5,187	$5,094	$15,581	$14,901

Noninterest income, as reported (GAAP)	$1,857	$1,159	$6,945	$2,333
Non-operating items:
Securities (gains) losses, net	(129)	189	(2,610)	3,070

Operating noninterest income	$1,728	$1,348	$4,335	$5,403

Total Revenue, as reported (GAAP)	$6,595	$5,821	$21,202	$16,039
Tax-equivalent adjustment	449	432	1,324	1,195
Non-operating items:
Securities (gains) losses, net	(129)	189	(2,610)	3,070

Total Operating Revenue (tax-equivalent)	$6,915	$6,442	$19,916	$20,304

Noninterest expense, as reported (GAAP)	$4,366	$3,421	$12,811	$10,898
Non-operating items:
Other real estate owned, net	(268)	(16)	(1,240)	(24)
Prepayment penalty on long-term debt	(381)	—	(679)	—

Operating noninterest expense	$3,717	$3,405	$10,892	$10,874

Total stockholders’ equity (GAAP)	$60,937	$58,405	$60,937	$58,405
Unrealized (gains) losses on available for sale securities, net of tax	(2,536)	(1,821)	(2,536)	(1,821)

Tangible Common Equity	$58,401	$56,584	$58,401	$56,584

(a) Any securities losses for which no tax benefit is recorded are included at the gross amount.